SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                 (AMENDMENT #2)

                           FIRST CITIZENS BANCSHARES, INC.
                                (Name of Issuer)

                              COMMON CAPITAL STOCK
                         (Title of Class of Securities)

                                   319462-10
                                 (CUSIP Number)

 Check the following box if a fee is being paid with this statement   .

 1)  Name and S. S. Number of Reporting Person

  First Citizens National Bank Employee Stock Ownership Plan and Trust

  62-0201100

 ---------------------------------------------------------------------

 2)  Check the Appropriate Box if a Member of a Group (See
     Instructions)
     (a)  X

     (b)
 ---------------------------------------------------------------------

 3)  SEC Use Only
 ---------------------------------------------------------------------

 4)  Citizenship or Place of Organization     Dyersburg, Tennessee
 ---------------------------------------------------------------------

 Number of    (5) Sole Voting Power       157,447
 Shares Bene- --------------------------------------------------------
   ficially   (6) Shared Voting Power           0
 Owned by     --------------------------------------------------------
 Each Report- (7) Sole Dispositive Power  157,447
   ing Person --------------------------------------------------------
 With         (8) Shared Dispositive Power      0
 ---------------------------------------------------------------------

 9)  Aggregate Amount Beneficially Ownd by Reporting Person    157,447
 ---------------------------------------------------------------------

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

 ---------------------------------------------------------------------
11)  Percent of Class Represented by Amount in Row 9            22.03%
 ---------------------------------------------------------------------

12)  Type of Reporting Person                                   EP
 ---------------------------------------------------------------------

Item 4.  Ownership as of December 31, 1990

     (a)  Amount Beneficially Owned: 157,447
     (b)  Percent of Class: 22.03%
     (c)  Number of shares as to which such person has:
          (i) sole power to vote or to direct the vote   157,447
          (ii) shared power to vote or to direct the vote      0
          (iii) sole power to dispose or to direct the disposition of 157,447
          (iiii) shared power to dispose or to direct the disposition of    0

Item 10.  Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

          Signature.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



     Date  2/6/95



     /s/Tommy Lipford
     Tommy Lipford/Administrator of First Citizens National Bank
     ESOP Plan & Trust


     /s/Kerrie Heckethorn
     Kerrie Heckethorn/Administrator of First Citizens National Bank ESOP Plan & Trust



     /s/Judy Long
     Judy Long/Administrator of First Citizens National Bank ESOP
     Plan & Trust



     /s/Jeff Agee
     Jeff Agee/Administrator of First Citizns National Bank ESOP
     Plan & Trust



     /s/Ben Ragan
     Ben Ragan/Administrator of First Citizens National Bank ESOP
     Plan & Trust


     /s/ Shannon Burton
     Shannon Burton/Administrator of First Citizens National Bank
     ESOP Plan & Trust

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                 (AMENDMENT #2)

                         FIRST CITIZENS BANCSHARES, INC.
                                (Name of Issuer)

                              COMMON CAPITAL STOCK
                         (Title of Class of Securities)

                                    319462-10
                                 (CUSIP Number)

 Check the following box if a fee is being paid with this statement   .
 CUSIP No.  N/A

 1)  Name and S. S. Number of Reporting Person

         Milton Eugene Magee            ###-##-####

 ---------------------------------------------------------------------

 2)  Check the Appropriate Box if a Member of a Group (See
     Instructions)
     (a) N/A

     (b)
 ---------------------------------------------------------------------

 3)  SEC Use Only
 ---------------------------------------------------------------------

 4)  Citizenship or Place of Organization     U. S. Citizen
 ---------------------------------------------------------------------

 Number of    (5) Sole Voting Power          15,667
 Shares Bene- --------------------------------------------------------
   ficially   (6) Shared Voting Power        28,367
 Owned by     --------------------------------------------------------
 Each Report- (7) Sole Dispositive Power     15,667
   ing Person --------------------------------------------------------
 With         (8) Shared Dispositive Power   28,367
 ---------------------------------------------------------------------

 9)  Aggregate Amount Beneficially Ownd by Reporting Person     44,034
 ---------------------------------------------------------------------

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
 ---------------------------------------------------------------------

11)  Percent of Class Represented by Amount in Row 9             6.16%
 ---------------------------------------------------------------------
12)  Type of Reporting Person                                 IN
 ---------------------------------------------------------------------

Item 4.  Ownership as of December 31, 1990

     (a)  Amount Beneficially Owned: 44,034

     (b)  Percent of Class:   6.16%

     (c)  Number of shares as to which such person has:
          (i) sole power to vote or to direct the vote 15,667
          (ii) shared power to vote or to direct the vote 28,367
          (iii) sole power to dispose or to direct the disposition of 15,667
          (iiii) shared power to dispose or to direct the disposition of 28,367

Item 10.  Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

     Signature.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



     Date 2/6/95



     Signature



     /s/Milton Eugene Magee
     Milton Eugene Magee   (Director)
     Name/Title

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                 (AMENDMENT #3)

                         FIRST CITIZENS BANCSHARES, INC.
                                (Name of Issuer)

                              COMMON CAPITAL STOCK
                         (Title of Class of Securities)

                                    319462-10
                                 (CUSIP Number)

 Check the following box if a fee is being paid with this statement  .

 1)  Name and S. S. Number of Reporting Person

       Elizabeth Magee Taylor         ###-##-####

 ---------------------------------------------------------------------

 2)  Check the Appropriate Box if a Member of a Group (See
     Instructions)
     (a) N/A

     (b)
 ---------------------------------------------------------------------

 3)  SEC Use Only
 ---------------------------------------------------------------------

 4)  Citizenship or Place of Organization            U.S. Citizen
 ---------------------------------------------------------------------

 Number of    (5) Sole Voting Power          16,432
 Shares Bene- --------------------------------------------------------
   ficially   (6) Shared Voting Power        36,561
 Owned by     --------------------------------------------------------
 Each Report- (7) Sole Dispositive Power     16,432
   ing Person --------------------------------------------------------
 With         (8) Shared Dispositive Power   36,561
 ---------------------------------------------------------------------

 9)  Aggregate Amount Beneficially Owned by Reporting Person    52,993
 ---------------------------------------------------------------------

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

 ---------------------------------------------------------------------

11)  Percent of Class Represented by Amount in Row 9             7.42%
 ---------------------------------------------------------------------

12)  Type of Reporting Person                                   IN
 ---------------------------------------------------------------------

Item 4.  Ownership as of December 31, 1990

     (a)  Amount Beneficially Owned:  52,993
     (b)  Percent of Class:  7.41%
     (c)  Number of shares as to which such person has:
          (i) sole power to vote or to direct the vote 16,432
          (ii) shared power to vote or to direct the vote 36,561
          (iii) sole power to dispose or to direct the disposition of 16,432
          (iiii) shared power to dispose or to direct the disposition of 36,561

Item 10.  Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

     Signature.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




     Date 2/6/95



     Signature


     /s/Elizabeth Magee Taylor
     Elizabeth Magee Taylor, Shareholder
     Name/Title